Exhibit 4.1
MARTIN MARIETTA MATERIALS, INC.
as Issuer
and
BRANCH BANKING AND TRUST COMPANY,
as Trustee

THIRD SUPPLEMENTAL INDENTURE
Dated as of April 21, 2008
to
INDENTURE
Dated as of April 30, 2007

6.60% Senior Notes due 2018

ii

          THIRD SUPPLEMENTAL INDENTURE, dated as of April 21, 2008 (this “Supplemental Indenture”), between Martin Marietta Materials, Inc., a corporation duly organized and existing under the laws of the State of North Carolina, having its principal office at 2710 Wycliff Road, Raleigh, North Carolina 27607-3033 (the “Corporation”), and Branch Banking and Trust Company, a North Carolina state banking association, as trustee (the “Trustee”).
          WHEREAS, the Corporation executed and delivered the indenture, dated as of April 30, 2007, to the Trustee (as heretofore supplemented, the “Indenture”), to provide for the issuance of the Corporation’s debt securities (the “Securities”), to be issued in one or more series;
          WHEREAS, pursuant to the terms of the Indenture, the Corporation desires to provide for the establishment of a new series of its notes under the Indenture to be known as its “6.60% Senior Notes due 2018” (the “Senior Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
          WHEREAS, the Finance Committee of the Board of Directors of the Corporation pursuant to resolutions duly adopted on April 14, 2008 and resolutions of the Chairman Finance Committee of the Board of Directors of the Corporation duly adopted on April 16, 2008, have duly authorized the issuance of the Senior Notes, and has authorized the proper officers of the Corporation to execute any and all appropriate documents necessary or appropriate to effect each such issuance;
          WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 9.1(4) of the Indenture;
          WHEREAS, the Corporation has requested that the Trustee execute and deliver this Supplemental Indenture; and
          WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Corporation, in accordance with its terms, and to make the Senior Notes, when executed by the Corporation and authenticated and delivered by the Trustee, the valid obligations of the Corporation, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;
          NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Senior Notes, the Corporation covenants and agrees, with the Trustee, as follows:
ARTICLE 1.
DEFINITIONS
          Section 1.1. Definition of Terms. Unless the context otherwise requires:

          (a) each term defined in the Indenture has the same meaning when used in this Supplemental Indenture;
          (b) the singular includes the plural and vice versa; and
          (c) headings are for convenience of reference only and do not affect interpretation.
ARTICLE 2.
GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES
          Section 2.1. Designation and Principal Amount. There is hereby authorized and established a series of Securities under the Indenture, designated as the “6.60% Senior Notes due 2018”, which is not limited in aggregate principal amount. The aggregate principal amount of the Senior Notes to be issued shall be as set forth in any Corporation order for the authentication and delivery of the Senior Notes, pursuant to Section 2.1 of the Indenture.
          Section 2.2. Maturity. The stated maturity of principal for the Senior Notes will be April 15, 2018.
          Section 2.3. Further Issues. The Corporation may from time to time, without the consent of the Holders of the Senior Notes, issue additional notes of such series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the Senior Notes. Any such additional notes, together with the Senior Notes herein provided for, will constitute a single series of Securities under the Indenture.
          Section 2.4. Form and Payment. Principal of, premium, if any, and interest on the Senior Notes shall be payable in U.S. dollars.
          Section 2.5. Global Securities. Upon the original issuance, the Senior Notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). The Corporation will issue the Senior Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co. The provisions of the fourth paragraph of Section 2.7 of the Indenture shall also apply if an Event of Default or Default which entitles the Holders of the Senior Notes to accelerate the Senior Notes’ maturity shall have occurred and be continuing.
          Section 2.6. Interest. The Senior Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from April 21, 2008 at the rate of 6.60% per annum, payable semiannually in arrears; interest payable on each interest payment date will include interest accrued from April 21, 2008, or from the most recent interest payment date to which interest has been paid or duly provided for; the interest payment dates on which such interest shall be payable are April 15 and October 15, commencing on October 15, 2008; and the record date for the interest payable on any interest payment date is the close of business on April 1 or October 1, as the case may be, next preceding the relevant Interest Payment Date.

          Section 2.7. Authorized Denominations. The Senior Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
          Section 2.8. Redemption. The Senior Notes are subject to redemption at the option of the Corporation as set forth in the form of Senior Note attached hereto as Exhibit A.
          Section 2.9. Change of Control.
          (a) Upon the occurrence of a Change of Control Repurchase Event, unless the Corporation has exercised its right to redeem all Senior Notes in accordance with the redemption terms as set forth in the Senior Notes, the Corporation shall make an irrevocable offer (“Change of Control Offer”) to each Holder of Senior Notes to repurchase all or any part (in denominations of $2,000 and in integral multiples of $1,000 in excess thereof) of such Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but not including, the date of repurchase (a “Change of Control Payment”).
          (b) Within 30 days following any Change of Control Repurchase Event or, at the Corporation’s option, prior to any Change of Control, but in either case, after the public announcement of such Change of Control, the Corporation shall mail to each Holder of Senior Notes, with a copy to the Trustee, a notice:
          (i) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;
          (ii) offering to repurchase all Senior Notes tendered on the payment date specified in such notice;
          (iii) setting forth the payment date for the repurchase of the Senior Notes, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”); and
          (iv) if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in such notice.
          (c) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Senior Notes, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.9 by virtue of such conflict.
          (d) In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least five Business Days prior to the Change of Control Payment Date, the Senior Note together with the form entitled “Election Form” (which form is annexed as Annex A to the Form of Senior Note set forth in Exhibit A hereto) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth:
          (i) the name of the Holder of the Senior Note;
          (ii) the principal amount of the Senior Note;
          (iii) the principal amount of the Senior Note to be repurchased;
          (iv) the certificate number or a description of the tenor and terms of the Senior Note;
          (v) a statement that the Holder is accepting the Change of Control Offer; and
          (vi) a guarantee that the Senior Note, together with the form entitled “Election Form” duly completed, will be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date.
Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of the Senior Note, but in that event the principal amount of the Senior Note remaining outstanding after repurchase must be equal to $2,000 and in integral multiples of $1,000 in excess thereof.
          (e) On the repurchase date following a Change of Control Repurchase Event, the Corporation shall, to the extent lawful:
          (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to such offer;
          (ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Senior Notes or portions thereof properly tendered; and
          (iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officers’ Certificate of the Corporation stating the aggregate principal amount of Senior Notes or portions thereof being repurchased by the Corporation.
          (f) The Paying Agent will promptly mail to each Holder of Senior Notes properly tendered, the purchase price for such Senior Notes, and the Trustee, upon the execution and delivery by the Corporation of such Senior Notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Fixed Rate Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that each new Fixed Rate Senior Note will be in a principal amount of an integral multiple of $1,000.

          (g) The Corporation shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.
          (h) Solely for purposes of this Section 2.9 in connection with the Senior Notes, the following terms shall have the following meanings:
          “Below Investment Grade Rating Event” means the rating on the Senior Notes is lowered by at least two of the three Rating Agencies and the Senior Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Corporation’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.
          “Change of Control” means (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the Corporation’s Voting Stock (as defined herein), measured by voting power rather than number of shares, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), (iii) the replacement of a majority of the Board of Directors over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, when such replacement shall have not been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as members of such Board of Directors was previously so approved, or (iv) the adoption of a plan relating to the liquidation or dissolution of the Corporation.
          “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.
          “Fitch” means Fitch Inc. and its successors.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB-(or the equivalent) by S&P and BBB- (or the equivalent) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Corporation.
          “Moody’s” means Moody’s Investors Service, Inc. and its successors.

          “Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Senior Notes of this series or fails to make a rating of such Senior Notes publicly available for reasons outside of the Corporation’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Corporation (as certified by a resolution of the Corporation’s Board of Directors) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.
          “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
          Section 2.10. Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Senior Notes.
ARTICLE 3.
FORM OF NOTES
          Section 3.1. Form of Senior Notes. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.
ARTICLE 4.
ORIGINAL ISSUE OF NOTES
          Section 4.1. Original Issue of Senior Notes. The Senior Notes may, upon execution of this Supplemental Indenture, be executed by the Corporation and delivered to the Trustee for authentication, and the Trustee shall, upon Corporation order, authenticate and deliver such Senior Notes as in such Corporation order provided.
ARTICLE 5.
DEFAULTS AND REMEDIES
     Section 5.1. Acceleration. For purposes of the Senior Notes, Section 6.2 of the Indenture shall be replaced with, and superseded by, the following:
          If an Event of Default with respect to a series of Securities occurs and is continuing, the Trustee, by notice to the Corporation, or the Holders of at least 25% in principal amount of the Securities of that series by notice to the Corporation and the Trustee, may declare the principal (or, in the case of Discounted Securities, such amount of principal as may be provided for in such Securities) of and accrued interest on all the Securities of that series to be due and payable immediately, and upon a declaration such

7

principal and interest shall be due and payable immediately; provided, however, that if an Event of Default specified in Section 6.1(4) or Section 6.1(5) of the Indenture with respect to the Corporation shall occur and be continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Securities of any series by notice to the Trustee may rescind an acceleration (and upon such rescission any Event of Default caused by such acceleration shall be deemed cured) with respect to that series and its consequences if all existing Events of Default with respect to the series have been cured or waived, if the rescission would not conflict with any judgment or decree, and if all payments due to the Trustee and any predecessor Trustee under Section 7.7 of the Indenture have been made.
ARTICLE 6.
MISCELLANEOUS
          Section 6.1. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture (including, without limitation, Section 5.1 hereof) shall apply solely with respect to the Senior Notes. Without limiting the foregoing, it is expressly affirmed that the obligations of the Corporation set forth in Sections 4.3, 4.4 and 4.7 of the Indenture shall apply with respect to the Notes.
          Section 6.2. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Corporation and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
          Section 6.3. Governing Law. This Supplemental Indenture, and each Senior Note shall be governed by and construed in accordance with the laws of the State of New York.
          Section 6.4. Separability. In case any one or more of the provisions contained in the Indenture, this Supplemental Indenture or the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture, this Supplemental Indenture or of the Senior Notes, but the Indenture, this Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
          Section 6.5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.
By:	/s/ Roselyn Bar
	Name:	Roselyn B. Bar
	Title:	Senior Vice President, General Counsel and Secretary

BRANCH BANKING AND TRUST COMPANY, as Trustee
By:	/s/ Pamela McGee
	Name:	Pamela B. McGee
	Title:	Vice President

(A)	[Do not delete — this paragraph generates the automatic page number]
EXHIBIT A
FORM OF SENIOR NOTES
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

No.	$
CUSIP No. 573284AK2
MARTIN MARIETTA MATERIALS, INC.
6.60% Senior Notes Due 2018
MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation (the “Corporation”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $                     Dollars on April 15, 2018.
Interest Payment Dates: April 15 and October 15
Record Dates: April 1 and October 1
Additional provisions of this Security are set forth on the other side hereof. References herein to the “Securities” are to the Corporation’s 6.60% Senior Notes Due 2018, which constitute a series of Securities issued under the indenture referred to on the other side thereof.

Attest: [SEAL]	MARTIN MARIETTA MATERIALS, INC.

By:

Secretary		Chief Financial Officer

Dated:

Authenticated:

This in one of the Securities of the series designated herein and referred to in the within-named Indenture.

,
as Trustee

By:	,
Authorized Officer

MARTIN MARIETTA MATERIALS, INC.
6.60% Senior Notes Due 2018
     Interest. The Corporation promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Corporation will pay interest semi-annually on April 15 and October 15 of each year, commencing on October 15, 2008. Interest on the Securities will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from April 21, 2008. Unless otherwise specified, interest will be computed on the basis of a 360-day year of twelve 30-day months.
     Method of Payment. Except as described above, the Corporation will pay interest on the Securities (except defaulted interest, which shall be paid as set forth below) to the persons who are registered holders of the Securities at the close of business on the record date for the next interest payment date even though the Securities are cancelled after the record date and on or before the interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee for the Securities, notice whereof shall be given to the Holders of Securities not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any Securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of (and premium, if any) and interest on this Securities will be made at the office or agency of the Corporation maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to a registered Holder’s address. All payments of principal and interest with respect to this Security will be made by the Corporation in immediately available funds. To the extent lawful, the Corporation shall pay interest on overdue principal at the rate borne by the Securities and it shall pay interest on overdue installments of interest at the same rate.
     Paying Agent and Registrar. Initially, Branch Banking and Trust Company (“Trustee”), Corporate Trust Services, 223 West Nash Street, Wilson, North Carolina 27893, will act as Paying Agent and Registrar. The Corporation may change any Paying Agent, Registrar or co-registrar without notice. The Corporation or any of its Subsidiaries (as defined in the Indenture) may act as Paying Agent, Registrar or co-registrar.
     Indenture. The Corporation issued the Securities under an Indenture dated as of April 30, 2007, between the Corporation and the Trustee, as supplemented by the Third Supplemental Indenture dated as of April 21, 2008, between the Corporation and the Trustee (as supplemented, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (“Act”). The Securities are subject to all such terms, and holders are referred to the Indenture, all applicable supplemental indentures and the Act for a statement of those terms. This Security is one of the series designated on the face hereof and will initially be offered in the principal amount of $300,000,000. The Corporation may, without the consent of the Holders, issue additional Securities and thereby increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as this Security.
     Redemption. The Securities will be redeemable at the option of the Corporation, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed or (ii) the sum, as determined by the Quotation Agent (as defined herein), of the present values of the principal amount of the Securities to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Securities to be redeemed, exclusive of interest accrued to the redemption date (the “Remaining Life”), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 45 basis points plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
     If money sufficient to pay the redemption price of and accrued interest on all the Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Securities (or such portion thereof) called for redemption.
     “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.
     “Comparable Treasury Price” means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.
     “Quotation Agent” means the Reference Treasury Dealer appointed by the Corporation.
     “Reference Treasury Dealer” means each of (1) J.P. Morgan Securities Inc., (2) Banc of America Securities LLC, and (3) one other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     Change of Control. Upon the occurrence of a Change of Control Repurchase Event, unless the Corporation has exercised its right to redeem the Securities as described above, the Corporation shall make an irrevocable offer (“Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (in denominations of $2,000 and in integral multiples of $1,000 in excess thereof) of such Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to, but not including, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Corporation’s option, prior to any Change of Control, but in either case, after the public announcement of such Change of Control, the Corporation shall mail to each Holder of Securities, with a copy to the Trustee, a notice describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase all Securities tendered on the payment date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”).
     To accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least five Business Days prior to the Change of Control Payment Date, this Security together with the form entitled “Election Form” (which form is annexed hereto as Annex A) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth: (a) the name of the Holder of this Security; (b) the principal amount of this Security; (c) the principal amount of this Security to be repurchased; (d) the certificate number or a description of the tenor and terms of this Security; (e) a statement that the Holder is accepting the Change of Control Offer; and (f) a guarantee that this Security, together with the form entitled “Election Form” duly completed, will be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date. Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Security, but in that event the principal amount of this Security remaining outstanding after repurchase must be equal to $2,000 and in integral multiples of $1,000 in excess thereof.
     On the repurchase date following a Change of Control Repurchase Event, the Corporation shall, to the extent lawful: (a) accept for payment all Securities or portions thereof properly tendered pursuant to such offer; (b) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portions thereof properly tendered; and (c) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate of the Corporation stating the aggregate principal amount of Securities or portions thereof being repurchased by the Corporation.

     The Corporation shall not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and such third party purchases all Securities properly tendered and not withdrawn under its offer.
     For purposes of the Change of Control Offer provisions, the following terms are applicable:
     “Below Investment Grade Rating Event” means the rating on the Securities is lowered by at least two of the three Rating Agencies and the Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Corporation’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.
     “Change of Control” means (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the Corporation’s Voting Stock (as defined herein), measured by voting power rather than number of shares, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), (iii) the replacement of a majority of the Board of Directors over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, when such replacement shall have not been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as members of such Board of Directors was previously so approved, or (iv) the adoption of a plan relating to the liquidation or dissolution of the Corporation.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.
     “Fitch” means Fitch Inc. and its successors.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB-(or the equivalent) by S&P and BBB- (or the equivalent) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Corporation.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Securities or fails to make a rating of such Securities publicly available for reasons outside of the Corporation’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Corporation (as certified by a resolution of the Corporation’s Board of Directors) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.
     “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
     Denominations; Transfer; Exchange. The Securities are in registered form without coupons in denominations of $2,000 and any multiple of $1,000 in excess thereafter. A holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Also, it need not transfer or exchange any Securities for a period of 15 days before a selection of Securities to be redeemed or before an interest payment date.
     Persons Deemed Owners. The registered holder of this Security may be treated as the owner of it for all purposes, and neither the Corporation, the Trustee, nor any Registrar, Paying Agent or co-registrar shall be affected by notice to the contrary.
     Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Corporation at its request. After that, holders entitled to unclaimed money must look only to the Corporation and not the Trustee for payment unless an abandoned property law designates another person.
     Defeasance. The Indenture contains provisions for defeasance at any time of the entire principal of the Securities upon compliance by the Corporation with certain conditions set forth therein.
     Amendment; Supplement; Waiver. Subject to certain exceptions as therein provided, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Securities of each series affected, and, subject to certain exceptions and limitations as provided in the Indenture, any past default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Securities. Without the consent of any Holder, the Indenture or the Securities may be amended or supplemented, for among other reasons, to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Securities in addition to or in place of certificated Securities or to make any change that does not materially adversely affect the rights of any Holder. Without the consent of any holder, the Trustee may waive compliance with any provision of the Indenture or the Securities if the waiver does not materially adversely affect the rights of any Holder of Securities.
     Restrictive Covenants. The Indenture does not limit unsecured debt of the Corporation or any of its Subsidiaries. The Indenture does limit certain mortgages, liens and sale-leaseback transactions. The limitations are subject to a number of important qualifications and exceptions. The Corporation must, on an annual basis, report to the Trustee on compliance with the limitations.
     Successors. When a successor entity assumes all the obligations of the Corporation or its successors under, and in compliance with, the Securities and the Indenture, the predecessor Corporation will be released from those obligations.
     Defaults and Remedies. An Event of Default is: default for 30 days in payment of any interest on the Securities; default in payment of any principal on the Securities; failure by the Corporation for 90 days after notice to it given in accordance with the terms of the Indenture to comply with any of its other agreements in the Indenture or the Securities; and certain events of bankruptcy or insolvency, all as more fully set forth in the Indenture. If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities and accrued interest thereon may be declared due and payable in the manner and with the effect provided in the Indenture; provided, however, that if an Event of Default relating to certain events of bankruptcy or insolvency with respect to the Corporation shall occur and be continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity satisfactory to it. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in the interests of such holders.
     Trustee Dealings with the Corporation. Branch Banking and Trust Company, the Trustee under the Indenture, in its individual or any other capacity is a lender under the Corporation’s credit facility and a underwriter of the Securities and may make loans to, accept deposits from and perform services for the Corporation or any of its affiliates, and may otherwise deal with the Corporation or its affiliates as if it were not Trustee.
     No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Corporation shall not have any liability for any obligations of the Corporation under the Securities or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Security waives and releases all such liability. This waiver and release are part of the consideration for the issue of the Securities.
     Authentication. This Security shall not be valid until the Trustee or other Authenticating Agent manually signs the certificate of authentication on this Security.
     Miscellaneous. This Security shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     The Corporation will furnish to any holder upon written request and without charge a copy of the Indenture. Requests may be made to: Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607-3033 Attention: Secretary.

ANNEX A

ELECTION FORM
TO BE COMPLETED ONLY IF THE HOLDER
ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

     The undersigned hereby irrevocably requests and instructs the Corporation to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned,                                                             , at                                                              (please print or typewrite name and address of the undersigned).
     For this election to accept the Change of Control Offer to be effective, the Corporation must receive, at the address of the Paying Agent set forth below or at such other place or places of which the Corporation shall from time to time notify the Holder of the within Security, either (i) this Security with this “Election Form” form duly completed, or (ii) telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth (a) the name of the Holder of the Security, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the Holder is accepting the Change of Control Offer, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed will be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date. The address of the Paying Agent is Branch Banking and Trust Company, Corporate Trust Services, 223 West Nash Street, Wilson, North Carolina 27893.
     If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be $2,000 or an integral multiple of $1,000 in excess thereof) which the Holder elects to have repurchased: $                    .